Exhibit 3.51

FIRST CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF LIMITED PARTNERSHIP OF

LIQUID CONTAINER L.P.

The undersigned, desiring to amend the Certificate of Limited Partnership of Liquid Container L.P. pursuant to Section 17-202 of the Delaware Revised Uniform Limited Partnership Act, hereby certifies as follows:

I. The name of the limited partnership is Liquid Container L.P.

II. Paragraph II of the Certificate concerning registered agent is amended to provide as follows:

The address of the limited partnership’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington. DE 198091. The name of the registered agent for the service of process at such address is The Corporation Trust Company.

III. Paragraph III of the Certificate concerning the address of the sole general partner is amended to provide as follows:

Liquid Container Inc. c/o Applied Industrial Materials Corporation 370 17th Street, Suite 5600 Denver, CO 80202 Attn: Charles P. Gallagher

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment as of this 11th day of July, 1995.

LIQUID CONTAINER INC.

By	/s/ Charles P. Gallagher
Charles P. Gallagher
Chairman